Exhibit 99.1

AGTC Announces Financial Results for the Quarter and Fiscal Year Ended June 30, 2014

GAINESVILLE, Fla., (September 26, 2014) – Applied Genetic Technologies Corporation (NASDAQ: AGTC), a clinical stage biotechnology company developing adeno-associated virus (AAV)-based gene therapies for the treatment of rare eye diseases, today announced financial results for the quarter and fiscal year ended June 30, 2014.

“We continue to advance development plans for our gene therapy-based product portfolio for orphan eye diseases including achromatopsia (ACHM) and X-linked retinoschisis (XLRS) and expect to start clinical trials in both programs during the first half of 2015,” said Sue Washer, President and CEO. “We are committed to improving the vision and quality of life for patients with ACHM and other orphan eye diseases, and believe that we have the financial, intellectual, and personnel resources necessary to execute on our clinical and business strategies.”

Financial Results for the Quarter Ended June 30, 2014

Total revenue for the quarter ended June 30, 2014 was $124,000 compared with $377,000 in the same period in 2013. The decrease was primarily due to decreased sponsored research revenue due to the timing in achieved milestones.

Research and development expense was $2.7 million in the three months ended June 30, 2014 compared with $1.2 million in the same period in 2013. The increase was due to activities needed to advance the company’s XLRS, ACHM and other product candidates, including increased facilities costs relating to laboratory expansion, and new hires.

General and administrative expenses were $1.8 million in the quarter ended June 30, 2014 compared to $431,000 for the quarter ended June 30, 2013. The increase was the result of increased legal and accounting expenses associated with the company’s readiness for its initial public offering and related public company costs, along with increased overhead and personnel costs associated with new hires.

The company reported a net loss of $4.5 million in the quarter ended June 30, 2014 compared with $1.4 million for the same period in 2013.

Financial Results for the Fiscal Year Ended June 30, 2014

Total revenue for the fiscal year ended June 30, 2014 was $1.1 million compared with $942,000 in the same period in 2013. The increase was primarily driven by higher grant revenue resulting from the inception of new grant-funded projects, which was partially offset by decreased sponsored research revenue due to the timing in achieved milestones.

Research and development expense was $8.5 million in the twelve months ended June 30, 2014 compared with $3.1 million in the same period in 2013. The increase was due to activities needed to advance the company’s XLRS, ACHM and other product candidates, including increased facilities costs relating to laboratory expansion, and new hires.

General and administrative expenses were $5.2 million in the fiscal year ended June 30, 2014 compared to $1.4 million for the twelve months ended June 30, 2013. The increase was the result of increased legal and accounting expenses associated with the company’s readiness for its initial public offering and related public company costs, along with increased overhead and personnel costs associated with new hires.

The company reported a net loss of $15.9 million in the fiscal year ended June 30, 2014 compared with $5.0 million for the same period in 2013.

As of June 30, 2014, the company had cash and cash equivalents and short-term investments of $73.1 million. This amount does not include the net proceeds from the company’s follow-on public offering, which closed on July 30, 2014 and August 1, 2014. The aggregate net proceeds to AGTC in that follow-on offering, after underwriting discounts and commissions and estimated offering expenses, were $32.0 million.

About AGTC

AGTC is a clinical-stage biotechnology company that uses its proprietary gene therapy platform to develop products designed to transform the lives of patients with severe diseases in ophthalmology. AGTC’s lead product candidates focus on X-linked retinoschisis, achromatopsia and X-linked retinitis pigmentosa, which are inherited orphan diseases of the eye caused by mutations in single genes that significantly affect visual function and currently lack effective medical treatments. AGTC has recently begun development of a product to treat wet AMD using the company’s partnerships and experience in ophthalmology to expand into a disease indication with a larger market.

About X-linked Retinoschisis (XLRS)

XLRS is an inherited retinal disease caused by mutations in the RS1 gene, which encodes the retinoschisin protein. It is characterized by abnormal splitting of the layers of the retina, resulting in poor visual acuity in young boys, which can progress to legal blindness in adult men.

About Achromatopsia (ACHM)

ACHM is an inherited retinal disease, which is present from birth and is characterized by the lack of cone photoreceptor function. The condition results in markedly reduced visual acuity, light sensitivity causing day blindness, and complete loss of color discrimination. Best-corrected visual acuity in persons affected by ACHM, even under subdued light conditions, is usually about 20/200, a level at which people are considered legally blind.

About X-linked Retinitis Pigmentosa (XLRP)

XLRP is an inherited retinal dystrophy characterized by the progressive loss of vision, one form of which is caused by mutations in the RPGR gene, which encodes a protein essential for normal vision. It is commonly first observed in young men, who notice problems with vision under low light conditions, or night blindness, followed by tunnel vision, leading to poor central vision and eventual total blindness.

About Wet AMD

Age-related macular degeneration, or AMD, is a retinal disease that usually affects older adults and results in a loss of vision in the center of the visual field (the macula). It is a major cause of blindness and visual impairment in older adults and occurs in “dry” and neovascular, or “wet,” forms. In the wet form, abnormal growth of blood vessels in the retina is stimulated in large part by a protein called vascular endothelial growth factor, or VEGF. The abnormal blood vessel growth, or neovascularization, causes vision loss due to blood and protein leakage below the macula.

Forward Looking Statements

Certain statements in this press release may constitute “forward-looking statements.” Such statements relate to a variety of matters, including but not limited to: the anticipated timing of clinical trials for the company’s ACHM and XLRS product candidates and the company’s expectations regarding its ability to execute its clinical and business strategies. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of the company and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except as required by law.

Factors that could cause actual results to differ materially from the forward-looking statements contained herein include, but are not limited to the following: our ability to generate revenue from product sales is highly uncertain and we may never achieve or sustain profitability; we will need to raise additional funding in the future, which may not be available on acceptable terms, or at all; clinical drug development is expensive, time consuming and uncertain; no gene therapy products have been approved in the United States and we cannot predict when or if we will obtain regulatory approval to commercialize a product candidate; we rely on third parties to conduct and supervise our clinical trials and to conduct certain aspects of our product manufacturing and protocol development; increased regulatory scrutiny of gene therapy and genetic research could damage public perception of our product candidates or adversely affect our ability to conduct our business; we face substantial competition; and if we are unable to obtain and maintain adequate patent protection for our technology and products, our competitors could develop and commercialize technology and products similar or identical to ours, and our ability to successfully commercialize our technology and products could be impaired. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth under the heading “Item 1A—Risk Factors” in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014, which was filed with the SEC on September 26, 2014.

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Financial tables follow

APPLIED GENETIC TECHNOLOGIES CORPORATION

BALANCE SHEETS

(in thousands, except per share data)

	At June 30,
	2014	2013
ASSETS

Current assets:
Cash and cash equivalents	$8,623	$8,893
Short-term investments	64,450	14,000
Grants receivable	487	143
Prepaid and other current assets	1,876	475

Total current assets	75,436	23,511

Property and equipment, net	402	341

Intangible assets, net	1,565	1,630

Other assets	4	8

Total assets	$77,407	$25,490

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$949	$792
Accrued expenses	1,585	360
Deferred revenue	—	212
Series B purchase rights	—	2,096

Total current liabilities	2,534	3,460
Warrant liabilities	—	110

Total liabilities	$2,534	$3,570

Commitments and contingencies

Convertible preferred stock	—	58,103

Stockholders’ equity (deficit):
Common stock, par value $.001 per share, 150,000 and 410,000 shares authorized; 14,082 and 109 shares issued and outstanding at June 30, 2014 and 2013, respectively	14	—
Additional paid-in capital	139,193	12,243
Accumulated deficit	(64,334)	(48,426)

Total stockholders’ equity (deficit)	74,873	(36,183)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$77,407	$25,490

APPLIED GENETIC TECHNOLOGIES CORPORATION

STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2014	2013	2014	2013
	(UNAUDITED)

Revenue	$124	$377	$1,129	$942
Operating expenses:
Research and development	2,702	1,233	8,503	3,133
General and administrative	1,847	431	5,182	1,403

Total operating expenses	4,549	1,664	13,685	4,536

Loss from operations	(4,425)	(1,287)	(12,556)	(3,594)
Other income (expense):
Interest income	19	9	42	10
Interest expense	—	(19)	—	(191)
Fair value adjustments to warrant liabilities	—	(16)	(441)	(8)
Fair value adjustments to Series B purchase rights	(66)	(115)	(2,904)	(1,207)
Other	(49)	—	(49)	—

Total other expense, net	(96)	(141)	(3,352)	(1,396)

Net loss	$(4,521)	$(1,428)	$(15,908)	$(4,990)

Net loss per share, basic and diluted	$(0.32)	$(13.10)	$(4.46)	$(45.78)

Weighted-average shares outstanding, basic and diluted	14,066	109	3,568	109

CONTACT:

David Carey

Lazar Partners Ltd.

T: (212) 867-1768

dcarey@lazarpartners.com

Corporate Contact:

Larry Bullock

Chief Financial Officer

Applied Genetic Technologies Corporation

T: (386) 462-2204

lbullock@agtc.com